McGraw-Hill Global Education Announces Notes Offering NEW YORK, April 25, 2016  McGraw-Hill Global Education Intermediate Holdings, LLC (“MHGE Intermediate Holdings”) announced today that that two of its wholly owned subsidiaries, McGraw-Hill Global Education Holdings, LLC (“MHGE”) and McGraw-Hill Global Education Finance, Inc. (together with MHGE, the “Issuers”) intend to offer $670 million aggregate principal amount of Senior Notes due 2024 (the “Notes”) in a private placement. The Issuers intend to use the proceeds from this private offering to refinance outstanding debt, make a cash distribution to equity holders and pay certain related transaction costs and expenses. The Notes are being offered in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and, outside the United States, to non-U.S. investors pursuant to Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. About McGraw-Hill Global Education McGraw-Hill Global Education is a learning science company targeting the higher education (two- year and four-year college and university), professional learning and information markets globally with content, tools and services delivered via digital, print and hybrid solutions. McGraw-Hill Global Education currently distributes products with proprietary and exclusively-owned content in nearly 60 languages across over 135 countries to users including post-secondary students, instructors, professionals and institutions. Forward-Looking Statements Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which can be obtained at its website at http://www.sec.gov. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts Investors: David Kraut Senior Vice President, Investor Relations & Treasurer McGraw-Hill Education (646) 766-2060 david.kraut@mheducation.com Media: Catherine Mathis Senior Vice President, Communications McGraw-Hill Education (646) 766-2468 catherine.mathis@mheducation.com